Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

Core-Mark Holding Company, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Core-Mark Holding Company, Inc.

395 Oyster Point Blvd., Suite 415

South San Francisco, California 94080

www.core-mark.com

April 18, 2006

Dear Fellow Stockholders:

You are cordially invited to attend the 2006 Annual Meeting of Stockholders of Core-Mark Holding Company, Inc. (Core-Mark) to be held at 2:00 p.m. PDT on Tuesday, May 9, 2006 at Hyatt Regency San Francisco Airport Hotel, 1333 Bayshore Highway, Burlingame, California 94010. You will find directions to the meeting on the back cover of the accompanying Proxy Statement.

The notice of meeting and Proxy Statement describe the matters to be acted upon at the meeting. We will also report on matters of interest to Core-Mark stockholders.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, we encourage you to vote so that your shares will be represented and voted at the meeting. You may vote by proxy by completing and mailing the enclosed proxy card in the return envelope provided. If you do not vote by mail, you still may attend the Annual Meeting and vote in person.

Thank you for your continued support of Core-Mark.

Sincerely,

/s/ J. Michael Walsh

J. Michael Walsh

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Core-Mark Holding Company, Inc.

395 Oyster Point Blvd., Suite 415

South San Francisco, California 94080

April 18, 2006

The 2006 Annual Meeting of Stockholders of Core-Mark Holding Company, Inc. (Core-Mark) will be held as follows:

DATE:	Tuesday, May 9, 2006

TIME:	2:00 p.m. PDT

LOCATION:	Hyatt Regency San Francisco Airport Hotel 1333 Bayshore Highway Burlingame, CA 94010

PURPOSE:	To consider and act upon the following proposals:

	1.	The election of directors; and

	2.	Such other business as may properly come before the meeting.

Shares represented by properly executed proxies that are hereby solicited by the Board of Directors of Core-Mark will be voted in accordance with the instructions specified therein. Shares represented by proxies that are not limited to the contrary will be voted in favor of the election as directors of the persons nominated in the accompanying Proxy Statement.

Stockholders of record at the close of business on March 24, 2006 will be entitled to vote at the meeting.

By order of the Board of Directors,

/s/ Stacy Loretz-Congdon

Stacy Loretz-Congdon

Vice President, Treasurer and Assistant Secretary

It is important that your shares be represented and voted,

whether or not you plan to attend the meeting.

YOU CAN VOTE BY PROXY BY:

1.	BY MAIL:

Promptly return your signed and dated proxy/voting instruction card in the enclosed envelope.

2.	IN PERSON:

You may attend the Annual Meeting and vote in person.

PROXY STATEMENT

2006 ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 9, 2006

CORE-MARK HOLDING COMPANY, INC.

395 Oyster Point Blvd., Suite 415

South San Francisco, California 94080

GENERAL INFORMATION

Proxy Solicitation

These proxy materials are being mailed or otherwise sent to stockholders of Core-Mark Holding Company, Inc. (Core-Mark) on or about April 20, 2006 in connection with the solicitation of proxies by the Board of Directors for Core-Mark’s Annual Meeting of Stockholders to be held at 2:00 p.m. PDT on Tuesday, May 9, 2006 at Hyatt Regency San Francisco Airport Hotel, 1333 Bayshore Highway, Burlingame, California 94010. Directors, officers and other Core-Mark employees also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

Stockholders Entitled to Vote

Stockholders of record at the close of business on March 24, 2006 are entitled to notice of and to vote at the meeting. As of such date, there were 9,840,706 shares of Core-Mark common stock outstanding, each entitled to one vote.

How to Vote

Shareowners of record described below may cast their votes by proxy by:

(1)	signing, completing and returning the enclosed proxy card in the enclosed postage-paid envelope; or

(2)	attending the Annual Meeting and voting in person.

Revocation of Proxies

A proxy may be revoked at any time before it is voted by delivering written notice of revocation to the Director of Investor Relations of Core-Mark at the address set forth above, by delivering a proxy bearing a later date or by voting in person at the meeting.

Quorum; Required Vote

The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy to constitute a quorum. Abstentions and shares that brokers do not have the authority to vote in the absence of timely instructions from the beneficial owners (broker non-votes) are treated as present for the purposes of determining a quorum.

Directors are elected by a plurality of the votes cast at the meeting. Abstentions and broker non-votes will not be counted as votes cast and, accordingly, will have no effect on the outcome of the vote.

Under Delaware law, in determining whether the proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will not be counted as votes cast and, accordingly, will not affect the outcome of the vote.

Other Matters

The Board of Directors is not aware of any matters to be presented at the meeting other than those set forth in the accompanying notice. If any other matters properly come before the meeting, the persons named in the proxy will vote on such matters in accordance with their best judgment.

OWNERSHIP OF CORE-MARK COMMON STOCK

Securities Owned by Certain Beneficial Owners

The following table sets forth certain information as of March 1, 2006 regarding the beneficial ownership of shares of our common stock by: (i) each person or entity known to us to be the beneficial owner of more than 5% of our common stock; (ii) each of our named executive officers; (iii) each member of our board of directors; and (iv) all members of our board of directors and executive officers as a group.

Except as otherwise noted below, each of the following individual’s address of record is c/o Core-Mark Holding Company, Inc., 395 Oyster Point Boulevard, Suite #415, South San Francisco, California 94080.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock issuable upon the exercise of stock options or warrants or the conversion of other securities held by that person that are currently exercisable or convertible, or are exercisable or convertible within 60 days of March 1, 2006, are deemed to be issued and outstanding. These shares, however, are not deemed outstanding for the purposes of computing percentage ownership of each other stockholder.

	Securities Beneficially Owned
Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Outstanding
Principal Securityholders:
Fleming Companies, Inc.(1)	2,210,036	22.5%
Third Point LLC(2)	973,095	9.9%
River Run Capital Management(3)	736,564	7.5%
Sankaty Advisors, LLC (4)	686,736	7.0%
The Goldman Sachs Group, Inc.(5)	618,702	6.3%
Directors and Executive Officers:
J. Michael Walsh(6)	71,670	*
James E. Wall(6)	19,908	*
Basil P. Prokop(6)	65,703	*
Chris Walsh(6)	56,739	*
Thomas B. Perkins(6)	43,798	*
Robert A. Allen(7)	3,750	*
Stuart W. Booth(8)	—	*
Gary F. Colter(7)	3,750	*
L. William Krause(8)	—	*
Harvey L. Tepner(7)	3,750	*
Randolph I. Thornton(7)	3,750	*
All directors and executive officers as a group (14 persons)	363,064	3.6%

*	Represents beneficial ownership of less than 1%.
(1)	The address of Fleming Companies, Inc. is 5801 North Broadway, Suite 100, Oklahoma City, Oklahoma 73118. Pursuant to the Plan, we issued an aggregate of 9,800,000 shares of our common stock to Fleming in exchange for the stock of Core-Mark International, Inc. and its subsidiaries. Fleming has distributed 7,589,964 shares of our common stock to certain of its creditors and continues to hold 2,210,036 shares that are subject to future distribution to Fleming’s creditors as claims are resolved.

(2)	The address of Third Point LLC is 390 Park Avenue, 18th Floor, New York, New York 10022. Third Point LLC is the Investment Manager for Third Point Partners L.P., Third Point Partners Qualified L.P., Third Point Offshore Fund Ltd., Third Point Ultra Ltd., Third Point Resources Ltd., Third Point Resources LP, and Lyxor/Third Point Fund Limited. Mr. Daniel Loeb exercises voting and investment control over such shares and may be deemed to beneficially own the shares. Mr. Loeb disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein. Share amounts listed are derived from Third Point LLC’s Schedule 13G filing with the SEC on February 13, 2006.
(3)	The address of River Run Capital Management is 152 West 57th Street—52nd Floor, New York, New York 10019. Mr. Ian Wallace exercises voting and investment control over such shares and may be deemed to beneficially own the shares. Mr. Wallace disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein. Share amounts listed are derived from River Run Capital Management’s Schedule 13G filing with the SEC on February 13, 2006.
(4)	The address of Sankaty Advisors, LLC is 111 Huntington Avenue, Boston, Massachusetts 02199. Shares represent the holdings of Sankaty High Yield Asset Partners, L.P, Sankaty High Yield Partners II, L.P., Sankaty High Yield Partners III, L.P., Sankaty Credit Opportunities, L.P., Brant Point CBO 1999-1 Ltd., Brant Point II CBO 2000-1 Ltd. and Prospect Harbor Credit Partners, L.P. (collectively the “Sankaty Parties”) as set forth on Sankaty’s Schedule 13G filing with the SEC on March 13, 2006. In early April of 2006, certain of the Sankaty Parties completed a cashless exercise of warrants representing 119,700 shares of our common stock and were issued an aggregate of 72,763 shares from the cashless exercise.
(5)	The address of The Goldman Sachs Group, Inc. is 85 Broad Street, New York, New York 10004. Share amounts listed are derived from Goldman Sachs Group, Inc.’s Schedule 13G filing with the SEC on January 31, 2006.
(6)	Represents the portion of options or restricted stock units granted to such officer under the 2004 Long Term Incentive Plan and 2005 Long Term Incentive Plan that are exercisable by such officer within 60 days of March 1, 2006. Generally, one third of the options and restricted stock units granted under the 2004 Long Term Incentive Plan vested on August 23, 2005, and the remaining options and restricted stock units vest in equal monthly installments over the two year period commencing on August 23, 2005, for each consecutive month that the grantee remains an employee. Generally, one third of the options and restricted stock units granted under the 2005 Long Term Incentive Plan vested on February 1, 2006, and the remaining options and restricted stock units vest in equal quarterly installments over the two year period commencing on February 1, 2006, for each consecutive quarter that the grantee remains an employee.
(7)	Certain of our non-employee Directors received options to purchase 7,500 shares of our common stock granted under the 2004 Directors Equity Incentive Plan on August 23, 2004 which have an exercise price of $15.50 per share, the fair value of our common stock as determined pursuant to the Plan, and vest over three years. One third of the options vested on August 23, 2005, and the remaining options vest in equal quarterly installments over the two year period commencing on August 23, 2005, for each consecutive quarter that the grantee remains a director. The 3750 shares represent the portion of options exercisable in shares of common stock within 60 days of March 1, 2006 that are held by each of our Directors.
(8)	Messrs. Booth and Krause were appointed to our board of directors in August 2005. Mr. Booth and Mr. Krause were each granted options to purchase 7,500 shares of our common stock under the 2005 Directors Equity Incentive Plan on August 12, 2005. The options have an exercise price of $27.03, the fair value of a share of our common stock as determined by the Board of Directors as provided in the plan on the basis of the average trading price of our common stock over the twenty trading days ending two trading days prior to the date of grant. One third of the options vest on August 12, 2006, and the remaining options vest in equal quarterly installments over the two year period commencing on August 12, 2006, for each consecutive quarter that the grantee remains a director.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Core-Mark’s directors, executive officers and beneficial owners of more than 10% of Core-Mark’s equity securities (10% Owners) to file initial reports of their ownership of Core-Mark’s equity securities and reports of changes in such ownership with the SEC. Directors, executive officers and 10% Owners are required by SEC regulations to furnish Core-Mark with copies of all Section 16(a) forms they file. Based solely on a review of copies of such forms and written representations from Core-Mark’s directors, executive officers and 10% Owners, Core-Mark believes that for the fiscal year of 2005, all of its directors, executive officers and 10% Owners were in compliance with the disclosure requirements of Section 16(a), except that (i) reports of Mr. Booth’s and Mr. Antholzner’s Initial Statement of Beneficial Ownership of Securities on Form 3 were inadvertently filed one day late and (ii) a report of the PCT’s Initial Statement of Beneficial Ownership of Securities on Form 3 was filed approximately two months late.

PROPOSAL 1.    ELECTION OF DIRECTORS

The current Board of Directors is made up of seven directors each of whom’s term expires at the 2006 Annual Meeting. The following directors have been nominated for re-election to serve for a term of one year until the 2007 Annual Meeting and until their successors have been duly elected and qualified:

Robert A. Allen

Stuart W. Booth

Gary F. Colter

L. William Krause

Harvey L. Tepner

Randolph I. Thornton

J. Michael Walsh

All of the nominees for election have consented to being named in this Proxy Statement and to serve if elected. Presented below is biographical information for each of the nominees.

The Board of Directors recommends that stockholders vote FOR the election of Messrs. Allen, Booth, Colter, Krause, Tepner, Thornton and Walsh.

NOMINEES FOR DIRECTOR

Robert A. Allen, 56, has served as a Director of Core-Mark since August 2004. Mr. Allen was Acting Chief Operating Officer of the Fleming Companies, Inc. from March 2003 to April 2003. From 1998 to 2003, Mr. Allen served as the President and Chief Executive Officer of Core-Mark International, Inc. and President and Chief Operating Officer of Core-Mark International, Inc. from 1996 to 1998. Mr. Allen received a Bachelor of Arts degree from the University of California at Berkeley.

Stuart W. Booth, 55, has served as a Director of Core-Mark since August 2005. Mr. Booth has been employed by Central Garden & Pet Company, a publicly-traded marketer and producer of pet and lawn and garden supplies, since 2002, and is currently its Executive Vice President, Chief Financial Officer and Secretary. During 2001, Mr. Booth served as the Chief Financial Officer of RespondTV, Inc., an interactive television infrastructure and services company. From 1998 to 2000, Mr. Booth was Principal Vice President and Treasurer of Bechtel Group, Inc., an engineering, construction and project management firm. From 1975 to 1998, Mr. Booth served in various financial positions at Pacific Gas & Electric Company and related entities, including as principal financial officer for financial operations, acquisitions and divestitures at PG&E Enterprises. Mr. Booth received a Bachelor of Arts degree in economics from California State University, Chico, and a Masters of Business Administration from California State University, San Francisco.

Gary F. Colter, 60, has served as a Director of Core-Mark since August 2004. Mr. Colter has been employed principally by CRS Inc., a corporate restructuring and strategy management consulting company since 2002 and currently serves as its President. Prior to that time, Mr. Colter was employed by KPMG, serving as: Vice Chairman of KPMG Canada from 2001 to 2002; Managing Partner–Global Financial Advisory Services and Member International Executive Team of KPMG International from 1998 to 2000; Vice Chairman–Financial Advisory Services, Chairman and Chief Executive Officer of KPMG Inc. and on the Management Committee of KPMG Canada from 1989 to 1998; and Partner of KPMG Canada and its predecessor, Peat Marwick, from 1975 to 2002. Mr. Colter is a member of the board of directors of Canadian Imperial Bank of Commerce and Owens-Illinois, Inc., and serves as the chair of the audit committee of both companies. He also serves on the board of trustees for Retirement Residences Real Estate Investment Trust. Mr. Colter received a Bachelor of Arts degree in business administration from the Ivey Business School of the University of Western Ontario. Mr. Colter is a fellow chartered accountant (FCA).

L. William Krause, 63, has served as a Director of Core-Mark since August 2005. Mr. Krause presently serves as President of LWK Ventures, a private investment firm, a position he has held since 1991. Mr. Krause has been Chairman of the Board of Caspian Networks, Inc., a high performance networking systems provider, since April 2002 and was CEO from April 2002 until June 2004. From September 2001 to February 2002, Mr. Krause was Chairman and Chief Executive Officer of Exodus Communications, Inc., which he guided through Chapter 11 Bankruptcy to a sale of assets. He also served as President and Chief Executive Officer of 3Com Corporation, a global data networking company, from 1981 to 1990, and as its Chairman from 1987 to 1993 when he retired. Presently, Mr. Krause serves on the board of directors of Brocade Communications Systems, Inc., Packeteer, Inc., Sybase, Inc., and TriZetto Group. Mr. Krause received a Bachelor of Science degree in electrical engineering from The Citadel.

Harvey L. Tepner, 49, has served as a Director of Core-Mark since August 2004 and also serves as a member of the board of directors of the Post Confirmation Trust of the Fleming Companies and New ATA Holdings Inc. Since December 2002, Mr. Tepner has been a Partner of Compass Advisers, LLP in charge of its investment banking restructuring practice. Prior to that time Mr. Tepner was a Managing Director of Loeb Partners Corporation from 1995 to 2002. Prior to Loeb, Mr. Tepner worked as an officer in the corporate finance departments of Dillon, Read & Co. Inc. and Rothschild Inc. Mr. Tepner is a Chartered Accountant (Canada) and previously worked for Price Waterhouse in Canada. Mr. Tepner received a Bachelor of Arts degree from Carleton University and a Masters of Business Administration degree from Cornell University.

Randolph I. Thornton, 60, has served as a Director and Chairman of the Board of Directors of Core-Mark since August 2004 and also serves as a member of the board of directors of the Post Confirmation Trust of the Fleming Companies. Mr. Thornton has served as the President and Chief Executive Officer of Comdisco Holding Company, Inc. since August 2004. From May 1970 to February 2004, Mr. Thornton was employed by Citigroup, Inc., most recently serving as a managing director until Mr. Thornton retired from Citigroup, Inc. in February 2004. Mr. Thornton is a member of the board of directors of Comdisco Holding Company, Inc. In addition, Mr. Thornton was a member of the board of directors of Edison Brothers Stores, Inc. from 1997 to 2000 and served as the chair of its audit committee during that time. Mr. Thornton received a Bachelor of Arts degree in history from Lafayette College and a Master of Business Administration from Columbia Business School.

J. Michael Walsh, 58, has served as our President and Chief Executive Officer since March 2003 and as a Director since August 2004. From October 1999 to March 2003, Mr. Walsh served as our Executive Vice President—Sales. From April 1991 to January 1996, Mr. Walsh was a Senior Vice President—Operations and was Senior Vice President—U.S. Distribution from January 1996 to October 1999. Before joining Core-Mark, Mr. Walsh served as the Senior Vice President—Operations of Food Services of America. Mr. Walsh received a Bachelor of Science degree in industrial engineering from Texas Tech University and a Master of Business Administration from Texas A&M at West Texas.

BOARD OF DIRECTORS

Board of Directors

Our bylaws provide that the size of the board of directors shall be determined from time to time by our board of directors. Our board of directors currently consists of seven members. Each of our executive officers and directors, other than non-employee directors, devotes his or her full time to our affairs. Our non-employee directors devote the amount of time to our affairs as necessary to discharge their duties. Stuart Booth, Gary F. Colter, L. William Krause and Randolph I. Thornton are each independent within the meaning of the rules of the NASDAQ National Market and collectively constitute a majority of our board of directors. In addition, Mr. Robert A. Allen is not currently independent due to his service as an officer of Core-Mark’s predecessor within the last three years, however, we expect Mr. Allen to be designated as independent at the end of April 2006. Mr. Allen currently serves on our Compensation Committee and Nominating and Corporate Governance Committee under a phase-in exemption from the independence requirements of the Nasdaq National Market.

Committees of the Board of Directors

Pursuant to our bylaws, our board of directors is permitted to establish committees from time to time as it deems appropriate. To facilitate independent director review and to make the most effective use of our directors’ time and capabilities, our board of directors has established the following committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The charter of each of the committees discussed below is available on our website at http://www.core-mark.com/investorrelations/corpgov.html. Printed copies of these charters may be obtained, without charge, by contacting the Director of Investor Relations, Core-Mark Holding Company, Inc., 395 Oyster Point Blvd., Suite 415, South San Francisco, California 94080, telephone 650-589-9445. The membership and function of each committee are described below.

Audit Committee

The audit committee provides assistance to the board of directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions. The audit committee reviews our financial results, our filings with the Securities and Exchange Commission and the effectiveness of our internal control functions. In addition, it approves the services performed by our independent registered public accounting firm and reviews their reports regarding our accounting practices and systems of internal accounting controls. The audit committee also oversees the audit efforts of our independent registered public accounting firm and takes those actions as it deems necessary to satisfy itself that the independent registered public accounting firm is independent of management. The audit committee currently consists of Stuart W. Booth, Gary F. Colter and Randolph I. Thornton, each of whom is a non-employee member of our board of directors and is independent within the meaning of the rules of the NASDAQ National Market and relevant federal securities laws and regulations. Mr. Booth is the Chairman of the audit committee, and he and Mr. Colter qualify as audit committee financial experts as defined under Securities and Exchange Commission rules. We believe that the composition of our audit committee meets the criteria for independence under, and the functioning of our audit committee complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002 and the current rules of the NASDAQ National Market. A copy of the Audit Committee Charter is attached to this Proxy Statement as Appendix A.

Compensation Committee

The compensation committee reviews and approves our general compensation policies and recommends to our board of directors the compensation provided to our directors and executive officers. The compensation committee also reviews and determines bonuses for our officers and other employees. In addition, the compensation committee reviews and determines equity-based compensation for our directors, officers, employees and consultants and administers our stock option plans. The current members of the compensation committee are Gary F. Colter, L. William Krause, Robert A. Allen, and Randolph I. Thornton, each of whom is a non-employee member of our board of directors. Messrs. Colter, Krause and Thornton are each independent within the meaning of the rules of the NASDAQ National Market. Effective as of the end of April 2006, we expect that Mr. Allen will be independent within the meaning of such rules. Mr. Colter is the Chairman of the compensation committee. We believe that the composition of our compensation committee meets the criteria for independence under, and the functioning of our compensation committee complies with the applicable requirements of, the rules of the NASDAQ National Market.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for making recommendations to the board of directors regarding candidates for directorships and the size and composition of the board of directors. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the board of directors concerning corporate governance matters. The members of the nominating and governance committee are Robert A. Allen, Gary F. Colter, L. William Krause and Randolph I. Thornton. Messrs. Colter, Krause and Thornton are each independent within the meaning of the rules of the NASDAQ National Market. Effective as of the end of April 2006, we expect that Mr. Allen will be independent within the meaning of such rules. Mr. Allen is the Chairman of the nominating and corporate governance committee. We believe that the composition of our nominating and governance committee meets the criteria for independence under, and the functioning of our nominating and corporate governance committee complies with the applicable requirements of, the rules of the NASDAQ National Market.

Compensation Committee Interlocks and Insider Participation

The members of our compensation committee are Robert A. Allen, Gary F. Colter, L. William Krause and Randolph I. Thornton.

Harvey L. Tepner, a member of our board of directors (and a member of our compensation committee and chairman of our audit committee from August 2004 through September 2, 2005), is a Partner of Compass Advisers, LLP. Mr. Tepner is also a Managing Director of Compass SRP Associates LLP, a special purpose joint venture that provided financial advisory and investment banking services to the Official Committee of Unsecured Creditors of Fleming in connection with Fleming’s bankruptcy and Plan of Reorganization pursuant to which we emerged from bankruptcy in August 2004. Compass Advisers, LLP owns a 50% interest in Compass SRP Associates LLP. Pursuant to the Plan of Reorganization, Compass SRP Associates LLP has received total fees and expenses of approximately $4,781,000, of which $2,269,930 was distributed to Compass Advisers, LLP. All fees and expenses paid to Compass SRP Associates LLP were approved by the United States Bankruptcy Court for the District of Delaware after submission of applications by Compass SRP Associates LLP. Harvey L. Tepner is a member of the board of directors of the Post Confirmation Trust of the Fleming Companies but recused himself from any discussions regarding the compensation of Compass SRP Associates LLP.

Board, Committee and Annual Meeting Attendance

During the third and fourth quarters of 2005 the Board and its Committees held a number of special meetings, in addition to regularly scheduled meetings, in connection with its Form 10 registration statement, its Form 10-Q, the refinancing of its indebtedness and other matters. Many of these meetings were called at short notice at times dictated by the Company’s filing schedule, and several of these special meetings conflicted with previous commitments of some of our Board members. These conflicts affected the level of director participation in meetings during this period. For the fiscal year ended December 31, 2005, the Board and its Committees held the following aggregate number of regular and special meetings:

Board	14
Audit Committee	14
Compensation Committee	2
Nominating and Corporate Governance Committee	6

Mr. Krause attended approximately 60% of the total number of the meetings of the Board and of the Committees (100% of the regularly scheduled meetings and 43% of the special meetings) on which he served during the year. Each of the other directors attended 75% or more of the total number of the meetings of the Board and of the Committees on which he served during the year.

The Board has adopted a policy pursuant to which directors are expected to attend the Annual Meeting of Shareholders in the absence of a scheduling conflict or other valid reason.

Director Compensation

We reimburse the members of our board of directors for reasonable expenses in connection with their attendance at board and committee meetings. In addition, non-employee directors receive an annual fee of $30,000 and a fee of $1,500 for each board and committee meeting attended. In addition, the Chairman of the board of directors receives an annual fee of $50,000 as consideration for acting as the Chairman of the board of directors. The Chairman of the audit committee, compensation committee and nominating and corporate governance committee receive an annual fee of $15,000, $7,500 and $7,500, respectively, in consideration for acting as the Chairman of the respective committee. The annual fee is paid in equal quarterly installments. Each non-employee director also received an option to purchase 7,500 shares of our common stock under our 2004 or 2005 Directors Equity Incentive Plan. The exercise price of the stock options granted to our non-employee directors is based on the fair value of our common stock as determined by our board of directors on the date of grant. The options vest one-third on the first anniversary of the grant date, and the balance quarterly over the next two years.

Certain Relationships and Related Transactions

Transactions with Directors and Management

One of our customers, Eureka Management Group LLC, is owned primarily by Ron McPherson, who is the father of Scott McPherson, one of our Vice Presidents. The Company recorded net sales to Eureka Management Group LLC of approximately $0.2 million and $0.8 million in 2005 and 2004, respectively. These transactions were negotiated at arms-length and in the ordinary course of business. As of December 31, 2005, we held a non-recourse note receivable of approximately $220,000 related to these transactions which was collateralized by a deed of trust on a convenience store owned by Eureka Management Group LLC. As of February 16, 2006 the note receivable had been repurchased by Eureka Management Group LLC for $200,000 and is no longer outstanding.

Securities Issued Pursuant to Our 2004 and 2005 Long-Term Incentive Plans

In August 2004, we approved the grant of options to purchase an aggregate of 1,060,422 shares of our common stock to certain of our officers and employees under our 2004 Long Term Incentive Plan. The options have an exercise price of $15.50, the fair value of a share of our common stock as determined pursuant to the Plan and have a three year vesting period. One third of the shares vested on August 23, 2005, and the remaining shares vest in equal monthly installments over the two year period commencing on August 23, 2005, for each consecutive month of service that individual provides to the Company. Certain members of our management are entitled to accelerated vesting of their option shares and restricted stock units in the event that they are terminated without cause or resign for good reason prior to the expiration of the vesting period or are terminated without cause or resign for good reason within one year after a change of control of the company.

In addition in 2004, we issued an aggregate of 190,876 shares of restricted common stock and restricted stock units to certain of our officers and employees under our 2004 Long Term Incentive Plan. The transfer restrictions with respect to one third of the shares of restricted common stock lapsed on August 23, 2005 and the transfer restrictions with respect to the remaining shares of restricted common stock lapse in equal monthly installments over the two year period commencing on August 23, 2005 for each month of service provided by such employee to the Company. The restricted stock units vest over a three year period. One third of the shares vested on August 23, 2005, and the remaining shares vest in equal monthly installments over the two year period commencing on August 23, 2005, for each consecutive month of service that the individuals provide services to Company. If we are acquired by a non-public company, then all unvested shares will immediately vest. In addition, if we are acquired by a public company and the holder of the restricted stock is terminated without cause within one year after we are acquired, then all unvested shares will immediately vest.

In February 2005, the Compensation Committee and the Board of Directors adopted our 2005 Long Term Incentive Plan, or the 2005 Plan. The number of shares of our common stock issuable under the 2005 Plan was limited to a number of shares having a market value of $5.5 million, based on the average closing price of our common stock over the eleventh through twentieth trading days following the date that our common stock became listed for quotation on the NASDAQ National Market. This average closing price was established in December 2005 and was determined to be $32.201.

Also in February 2005, the Compensation Committee and the Board of Directors approved the grant of restricted stock units to the Company’s employees having a value of approximately $5.0 million with a vesting commencement date of February 1, 2005. Using the share price of $32.201 established in December 2005, the number of restricted stock units issued was 153,455. These restricted stock units vest over a three year period. One third of the shares vested on February 1, 2006, and the remaining units vest in equal quarterly installments over the two year period commencing on February 1, 2006, for each consecutive quarter of service that such employee provides services to Company. If we are acquired by a non-public company, then all unvested units will immediately vest. In addition, if we are acquired by a public company and the holder of the restricted stock units is terminated without cause within one year after we are acquired, then all unvested units will immediately vest.

The Board of Directors determined that the remaining balance of approximately $0.5 million available for grants under the 2005 Plan should be reserved for future issuances.

Options Issued Pursuant to Our Directors Equity Incentive Plans

In August, 2004, we issued an option to purchase 7,500 shares to each of our non-employee directors at the time under our 2004 Directors Equity Incentive Plan. The options have an exercise price of $15.50, the fair value of a share of our common stock as determined pursuant to the Fleming Plan of Reorganization. The options vest over three years. One third of the options vested on August 23, 2005, and the remaining options vest in equal quarterly installments over the two year period commencing on August 23, 2005, for each consecutive quarter that the grantee remains a director. Any unvested option shares will immediately vest upon a change of control of the Company.

In August, 2005, we issued an option to purchase 7,500 shares to two new non-employee directors under our 2005 Directors Equity Incentive Plan. The options have an exercise price of $27.03, the fair value of a share of our common stock as determined by our Board of Directors as provided in the plan on the basis of the average trading price of our common stock over the twenty trading days ending two trading days prior to the date of grant. The options vest over three years and expire after seven years. One third of the options vest on August 12, 2006, and the remaining options vest in equal quarterly installments over the two year period commencing on August 12, 2006, for each consecutive quarter that the grantee remains a director. Any unvested option shares will immediately vest upon a change of control of the Company.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. We believe that these agreements are necessary to attract and retain qualified persons as directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Family Relationships

The only family relationship between any of the executive officers or directors is between J. Michael Walsh and Chris L. Walsh. J. Michael Walsh is Chris L. Walsh’s uncle.

Corporate Governance

The Committee’s Role and Responsibilities

Primary responsibility for Core-Mark’s corporate governance practices rests with the Nominating and Corporate Governance Committee (the Governance Committee). The Governance Committee is responsible for, among other things, (i) identifying, screening and reviewing individuals qualified to serve as directors and recommending candidates for nomination for election or to fill vacancies; (ii) overseeing the Company’s policies and procedures for the receipt of stockholder suggestions regarding Board composition and recommendations of candidates or nomination of candidates by the Board; (iii) developing, recommending and overseeing implementation of the Company’s corporate governance guidelines and principles; and (iv) reviewing on a regular basis the overall corporate governance of the Company and recommending improvements when necessary. Described below are some of the significant corporate governance practices that have been instituted by the Core-Mark Board of Directors at the recommendation of the Governance Committee.

Director Independence

The Governance Committee annually reviews the independence of all directors and reports its findings to the full Board. The Governance Committee has determined that the following directors are independent within the meaning of the rules of the NASDAQ National Market and relevant federal securities laws and regulations: Stuart W. Booth, Gary F. Colter, L. William Krause and Randolph I. Thornton. In addition, the Governance Committee has determined that Mr. Robert A. Allen is not currently independent due to his service as an officer of Core-Mark’s predecessor within the last three years, however, the Governance Committee expects Mr. Allen to be designated as independent at the end of April 2006.

Board Evaluation

The Board of Directors has adopted a policy whereby the Governance Committee will assist the Board and its committees in evaluating their performance and effectiveness on an annual basis. As part of this evaluation, the Governance Committee will assess the progress in the areas targeted for improvement a year earlier, and develop recommendations to enhance the respective Board or committee effectiveness over the next year. The first round of such self-evaluations is currently scheduled for the summer of 2006.

Director Nomination Process

The Governance Committee reviews the skills, characteristics and experience of potential candidates for election to the Board of Directors and recommends nominees for director to the full Board for approval. In addition the Governance Committee assesses the overall composition of the Board of Directors regarding factors such as size, composition, diversity, skills, significant experience and time commitment to Core-Mark.

It is the Governance Committee’s policy to utilize a variety of means to identify prospective nominees for the Board, and it considers referrals from other Board members, management, stockholders and other external sources such as retained executive search firms. The Governance Committee utilizes the same criteria for evaluating candidates irrespective of their source.

The Governance Committee believes that any nominee must meet the following minimum qualifications:

•	Candidates should be persons of high integrity who possess independence, forthrightness, inquisitiveness, good judgment and strong analytical skills.

•	Candidates should demonstrate a commitment to devote the time required for Board duties including, but not limited to, attendance at meetings.

•	Candidates should possess a team-oriented ethic consistent with Core-Mark’s core values, and be committed to the interests of all stockholders as opposed to those of any particular constituency.

When considering director candidates, the Governance Committee will seek individuals with backgrounds and qualities that, when combined with those of Core-Mark’s other directors, provide a blend of skills and experience that will further enhance the Board’s effectiveness. The Governance Committee has previously retained an executive search firm to assist it in its efforts to identify and evaluate potential director candidates.

To recommend a candidate for consideration, a stockholder should submit a written statement of the qualifications of the proposed nominee, including full name and address, to the Nominating and Corporate Governance Committee Chairman, c/o Core-Mark Holding Company, Inc., 395 Oyster Point Blvd., Suite 415, South San Francisco, CA 94080.

Business Conduct and Compliance

Core-Mark maintains a Code of Business Conduct and Ethics (the Code) that is applicable to all directors, officers and employees of the Company. It sets forth Core-Mark’s policies and expectations on a number of topics, including conflicts of interest, protection and proper use of company assets, relationships with customers and vendors (business ethics), accounting practices, and compliance with laws, rules and regulations. A copy of the Code is available on the Company’s website at http://www.core-mark.com/investorrelations/corpgov.html.

Core-Mark also maintains policies regarding insider trading and communications with the public (Insider Trading Policy) and procedures for the Audit Committee regarding complaints about accounting matters (Whistleblower Policy). The Insider Trading Policy sets forth the Company’s limitations regarding trading in Company securities and the handling of non-public material information. The policy is applicable to directors, officers and employees of Core-Mark and is designed to help ensure compliance with federal securities laws. The

Whistleblower Policy was established to set forth the Audit Committees procedures to receive, retain, investigate and act on complaints and concerns of employees and stockholders regarding accounting, internal accounting controls and auditing matters, including complaints regarding attempted or actual circumvention of internal accounting controls. Accounting complaints may be made directly to the Chairman of the Audit Committee in writing as follows: Audit Committee Chairman, c/o Core-Mark Holding Company, Inc., 395 Oyster Point Blvd., Suite 415, South San Francisco, CA 94080. Accounting complaints may also be made anonymously to the Core-Mark Financial Compliance Line at (888) 587-3571. A copy of the Audit Committee’s Whistleblower Policy and procedures can be found on Core-Mark’s website at http://www.core-mark.com/investorrelations/corpgov.html.

Communication with Directors

Stockholders or other interested parties wishing to communicate with the Board, the non-management directors or any individual director may do so by contacting the Chairman of the Board by mail, addressed to Chairman of the Board, Core-Mark Holding Company, Inc., 395 Oyster Point Blvd., Suite 415, South San Francisco, California 94080.

All communications will be kept confidential and promptly forwarded to Chairman of the Board, who shall in turn forward them promptly to the appropriate director(s). Such items as are unrelated to a director’s duties and responsibilities as a Board member may be excluded by the Chairman of the Board, including, without limitation, solicitations and advertisements; junk mail; product-related communications; job referral materials such as resumes; surveys; and material that is determined to be illegal or otherwise inappropriate. The director(s) to whom such information is addressed is informed that the information has been removed, and that it will be made available to such director(s) upon request.

REPORT OF THE COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

Overview

The Compensation Committee (the “Committee”) administers Core-Mark’s compensation program for its executive officers. Core-Mark’s executive officers are those persons whose job responsibilities and policy-making authority are the broadest in the Company. Currently, eight of Core-Mark’s officers are designated as executive officers. The Committee’s role is to oversee Core-Mark’s compensation plans and policies, annually review and approve all such executive officers’ compensation, approve annual bonus awards, and administer Core-Mark’s long-term incentive plans (including reviewing and approving grants to Core-Mark’s executive officers).

The Committee’s charter reflects these various responsibilities, and the Committee and the Board of Directors periodically review and revise the charter. The Board of Directors determines the Committee’s membership, which currently consists of four non-employee directors. Three of the Committee’s members are “independent” under the rules of the NASDAQ National Market. The remaining Committee member, Robert A. Allen, will be “independent” under such rules at the end of April, 2006. The Committee meets at scheduled times during the year and it also considers and takes action by written consent. The Committee Chairman, Gary F. Colter, reports any Committee actions or recommendations to the full Board of Directors.

Core-Mark’s Employee & Corporate Services Department supports the Committee in its work and occasionally acts at the Committee’s direction to fulfill various functions in administering the Company’s compensation programs. In addition, the Committee has the authority to engage the services of outside advisers, experts and others to assist the Committee in its work. The Committee has retained an outside compensation consulting firm to review the compensation of our executive officers and to provide a description of current comparable executive compensation levels and techniques.

Factors That Shape Executive Compensation at Core-Mark

The Committee’s approach to compensation is reflective of the following key factors:

•	Decentralized Management Philosophy – Divisions of Core-Mark are stand-alone businesses and require empowered, capable, local management expertise to operate effectively.

•	Low Margin Business – The business is not predicated on creating wealth through research and development opportunities, e.g. the manufacturing business. Rather, the success of the business is predicated on service, execution, and intense focus on efficiency and cost control. The Company: deploys technology which is, for the most part, commercially available (albeit deployed in proprietary ways); sells products which are generally not unique or proprietary; and does business in a mature marketplace with substantial competition.

•	Sales and Marketing Emphasis – At the center of Core-Mark’s approach to the business is the importance of sales and marketing, even though an outsider may see the Company as a logistics operation. Incentives play a key role here.

•	People Do Make The Difference – It is primarily through the dedication, creativity, competence and experience of the entire workforce that enables the Company to compete, given the realities of the industry in which it operates. History has shown that it is a business which is not easily nor quickly mastered by people attempting to migrate from other industries.

Principles Regarding Executive Compensation

The Committee follows certain underlying principles and policies when establishing and evaluating Core-Mark’s executive compensation program. The executive compensation program is structured to achieve the following objectives:

•	Attract and retain talented professionals, while emphasizing the challenges and rewards associated with a fast paced, stimulating, entrepreneurial environment. There are several very important attributes in attracting and retaining motivated and competent people. Compensation is one of them but not the only one.

•	Align individual and organization goals with that of our stakeholders and customers. Beyond base pay, our goal is to create a cadre of dedicated professionals who want to drive company value up by making the services we provide to customers more valuable.

•	Create a reward structure that leads to achievement of excellent, meaningful results. Compensation is about results, not activities.

•	Tailor individual incentives within different segments of the organization depending on the priorities and needs existing at the time. This facilitates individual focus to capitalize on opportunities and to correct weaknesses in a particular segment of the organization.

•	Integrate strategic goals and objectives throughout all facets of the organization. Enables quicker, more effective execution of strategic corporate objectives.

•	Proportionality and Common Sense are the rules.

To achieve these compensation objectives, the executive compensation program uses a combination of annual and long-term elements which include: a base salary, an annual incentive bonus, and long-term incentive compensation in the form of restricted stock, restricted stock units and stock options. In addition, our executive officers are eligible to receive other benefits that are generally available to our regular employees.

Elements of Executive Compensation

Total compensation for the Core-Mark’s executive officers consists of the following elements of pay:

•	Base salary;

•	Annual cash incentive bonus dependent on Core-Mark’s financial performance and achievement of individual objectives;

•	Long-term incentive compensation through grants of restricted stock, restricted stock units, and stock options;

•	Participation in retirement benefits available to U.S. employees through a 401(k) Savings Plan and to employees in Canada through a Registered Retirement Savings Plan. Core-Mark does not offer other types of retirement or pension plans to its executive officers;

•	Health and welfare benefits that are available to substantially all Core-Mark employees. Core-Mark shares the expense of such health and welfare benefits with its employees, the cost of which depends on the level of benefits coverage an employee elects to receive. Core-Mark’s health and welfare plan offerings are the same for its executive officers and its other non-executive employees; and

•	Group Life, Accidental Death & Dismemberment and Short and Long Term Disability insurances are also provided to both the company’s executive officers and non-executive employees.

Design Guidelines In Administering Executive Compensation Elements

In structuring the specific components of an executive’s compensation, the Committee is guided by the following approach:

Base Salary

Base salaries are intended to compensate for performing the basic functions of an executive’s job. The Committee evaluates a wide variety of factors when setting an executive’s annual base salary and does not ascribe to rigid, formulaic, mandated salary brackets. Such factors include: specific expertise, capabilities, and potential of the individual; market wage conditions; and experience in attracting and keeping managers with similar responsibilities.

Base salaries are not intended to provide the total compensation potential for an executive who has the capacity and opportunity to move Core-Mark’s business forward. The higher up the organizational ladder an executive is, the lower that base salary as a percentage of total potential compensation becomes. That is, the more impact an executive can have on the organization, the more that executive will have to rely on performance based compensation.

In 2005, the Committee reviewed the base salaries of each of the executive officers in accordance with the guidelines described above and determined that certain increases were appropriate. Executive officer base salaries (excluding that of the CEO) were increased in a range of 4-7%.

Annual Incentive Bonus Program

The Committee has established an annual bonus program that is designed around a “Management-By-Objectives” format. This means that an executive’s bonus potential is based on achieving certain objectives that are above and beyond the basic functions of the job. Bonus payments are “at risk” and depend on both the results of the executive’s department and/or division as well as to the executive’s own, specific contribution to reaching such objectives. In addition, the Company must achieve a minimum profit hurdle before an executive can qualify for an annual bonus.

Bonus objectives are determined by the Committee with the assistance of management and coincide with the annual business planning process. Such criteria change to some degree each year to fit the current needs of the Company and/or the local division. The level of an executive’s bonus opportunity is structured as a percent of base salary.

In fiscal 2005, the executive officer incentive bonus program contained both Company financial and individual performance objectives. The Committee approved a bonus plan which provided that a minimum Company pre-tax net profit goal be achieved before any bonus pool funding or payouts were awarded. Goals for the executive officers in 2005 included sales targets, expense control, pre-tax net profit and individual objectives that made up 10% to 30% of an executive’s total goals. Executive officer bonus payment potential ranged from 60% to 80% of base salary (excluding the CEO’s). The aggregate bonuses earned by the executive officers in 2005 amounted to $581,862 (excluding the CEO).

Long-Term Incentive Program

The Committee believes the best way of assuring that managements’ decision-making is in alignment with driving stockholder value is to provide sufficiently meaningful stock ownership opportunities to management. To provide such opportunities the Committee authorizes grants of stock options, restricted stock and restricted stock units to executives under its 2004 Long-Term Incentive Plan and its 2005 Long-Term Incentive Plan. Allocation of such grants is based on an executive’s level of responsibility, potential, and ability to affect the strategic interests of the Company. All grants are subject to a vesting period, generally over three years.

In February 2005, the Committee determined that additional restricted stock unit grants should be made to eligible employees under the Company’s 2005 Long-Term Incentive Plan. At that time the Committee established a value of restricted stock units that each such employee should receive and required that the corresponding number of units an employee received should be determined based on the Company’s stock price, as traded on the NASDAQ National Market on its 11th through 20th days of trading. In accordance with the Committee’s instructions, the Company granted an aggregate of 61,754 restricted stock units to the executive officers (excluding the CEO). One-third of these units vested on February 1, 2006, with the remainder vesting quarterly over the following two years.

Chief Executive Officer Compensation

J. Michael Walsh, our Chief Executive Officer, participates in the same compensation programs as the other Core-Mark executive officers, and each component of his compensation is approved by the Committee according to similar criteria. In 2005, the Committee reviewed the basis for Mr. Walsh’s base salary of $435,000, which included his level of responsibility, individual performance expectations, expected Company results and base salaries of comparable positions. During this review Mr. Walsh indicated to the Committee that given the Company’s recent emergence from bankruptcy and his desire to build stockholder value, he believed it was not appropriate to increase his base salary at that time. Although the Committee believed that an increase to Mr. Walsh’s salary was justified when reviewing the relevant factors, it accepted Mr. Walsh’s recommendation and maintained his salary at its current level.

Mr. Walsh’s annual incentive bonus program for 2005 contained both Company financial and individual performance objectives. These included objectives based upon Core-Mark’s 2005 sales, Company pre-tax net profit, asset management and individual objectives relating to significant milestones of the Company (including the successful integration of new business and the refinancing of the Company’s outstanding indebtedness). In setting such criteria, the Committee reviewed and approved Mr. Walsh’s suggested increases to the objectives, as they reflected the Company’s aggressive approach to constructing its annual business plan. Mr. Walsh’s potential annual incentive bonus opportunity for 2005 was set at 100% of his base salary. At the end of 2005, the Committee reviewed the Company’s performance, Mr. Walsh’s performance and Mr. Walsh’s self evaluation relative to the objectives for the period and found that Mr. Walsh had achieved a significant number of his objectives. Although the Committee believed Mr. Walsh was conservative in his self evaluation of the 2005 performance against planned objectives, it accepted Mr. Walsh’s recommendation and he was awarded a bonus of $165,843.

Together with the other executive officers, Mr. Walsh was eligible to receive additional restricted stock units under the Company’s 2005 Long-Term Incentive Plan. In February 2005, after reviewing Mr. Walsh’s performance, responsibilities, equity holdings and competitive market factors, the Committee determined it was appropriate to grant to Mr. Walsh an award of 14,674 restricted stock units. The Committee believes that these equity grants will have the affect of increasing Mr. Walsh’s ownership incentive, assist with motivation and retention and further align Mr. Walsh with the Company’s stockholders.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended places a limit of $1,000,000 on the amount of compensation that Core-Mark may deduct in any one year with respect to its Chief Executive Officer and each of the next four most highly compensated executive officers. The Committee considers the anticipated tax treatment to Core-Mark and its executive officers when reviewing the executive compensation programs. However, the Committee will not necessarily seek to limit executive compensation to amounts deductible under Section 162(m), as the Committee wishes to maintain flexibility to structure Core-Mark’s executive compensation programs in ways that best promote the interests of the Company and its stockholders.

The Committee is pleased to submit this report to Core-Mark’s stockholders.

Compensation Committee:

Gary F. Colter, Chairman

L. William Krause

Robert A. Allen

Randolph Thornton

OUR EXECUTIVE OFFICERS

The following table sets forth names, ages and positions of the persons who are our executive officers as of March 1, 2006:

Name	Age	Position
J. Michael Walsh	58	President, Chief Executive Officer and Director
James E. Wall	58	Senior Vice President and Chief Financial Officer
Basil P. Prokop	62	President—Canada Distribution
Chris L. Walsh	41	Senior Vice President—Sales and Marketing
Gregory P. Antholzner	46	Vice President—Finance and Control
Henry Hautau	63	Vice President—Employee and Corporate Services
Scott E. McPherson	36	Vice President—U.S. Divisions
Thomas B. Perkins	47	Vice President—U.S. Divisions

J. Michael Walsh has served as our President and Chief Executive Officer since March 2003 and as a Director since August 2004. From October 1999 to March 2003, Mr. Walsh served as our Executive Vice President—Sales. From April 1991 to January 1996, Mr. Walsh was a Senior Vice President—Operations and was Senior Vice President—U.S. Distribution from January 1996 to October 1999. Before joining Core-Mark, Mr. Walsh served as the Senior Vice President—Operations of Food Services of America. Mr. Walsh received a Bachelor of Science degree in industrial engineering from Texas Tech University and a Master of Business Administration from Texas A&M at West Texas.

James E. Wall has served as our Senior Vice President and Chief Financial Officer since September 2004. Prior to joining us, Mr. Wall served as the Chief Financial Officer of Memec PLC from August 2002 to April 2003. From August 1999 to April 2001, Mr. Wall served as the Chief Financial Officer of Metricom, Inc (which subsequently filed for bankruptcy), and Treasurer and Controller of Air Touch Communications, Inc. from September 1995 to August 1999. Mr. Wall received a Bachelor of Science degree in international marketing from California State University at Los Angeles and a Master of Business Administration from the University of California at Los Angeles. Mr. Wall also did doctoral work in accounting, finance and management at Pace University and is a certified public accountant licensed in California.

Basil P. Prokop has served as President of Canada Distribution since 1992. From 1987 to 1992, Mr. Prokop served as the Vice President and Director of Core-Mark Canada, and from 1986 to 1987 he served as Senior Vice President of Sales of Core-Mark Canada. Mr. Prokop joined Core-Mark in 1984 as a result of our acquisition of Western Smallwares, where he had been employed in various positions, including as a partner and senior officer, from 1960 to 1984.

Chris L. Walsh has served as our Senior Vice President—Sales and Marketing since 2003. Mr. Walsh is responsible for major new business development, relationships and income generation with our key vendors and development and execution of marketing programs throughout Core-Mark. Mr. Walsh joined Core-Mark in 1995 as Director of Foodservice. He was promoted to Vice President—Merchandising in 1997 and Vice President—Marketing in 1999. Prior to joining Core-Mark, Mr. Walsh served in marketing management positions at Nestle, Tyson Foods and Taco Bell. Mr. Walsh received a Bachelor of Arts Degree, cum laude, in economics and English from the University of Puget Sound and a Master of Business Administration from the Kellogg Graduate School of Management at Northwestern University.

Gregory P. Antholzner has served as our Vice President—Finance and Control since January 2003. Mr. Antholzner joined Core-Mark in November 1988 as an Accounting Manager. Mr. Antholzner was promoted to Director of Accounting in March 1992. In January 1996, Mr. Antholzner was promoted to Assistant Controller and in July 1998 he became Corporate Controller. Mr. Antholzner received a Bachelor of Science degree in the registered accounting program from the University of New York at Buffalo.

Henry Hautau has served as our Vice President—Employee and Corporate Services since 1992. Prior to joining Core-Mark, Mr. Hautau served in human resource management positions with SOHIO Petroleum Company (British Petroleum North America), Alesa Alusuisse, and Schlumberger Limited. Mr. Hautau received a Bachelor of Arts degree from Saint Francis College in Loretto, Pennsylvania.

Scott E. McPherson has served as our Vice President—U.S. Divisions since January 2003. From June 2001 to January 2003, Mr. McPherson served as President of our Fort Worth distribution center. From June 2000 to June 2001, Mr. McPherson served as our Director of Corporate Marketing and from September 1992 to June 2000 he served as General Sales Manager of our Portland distribution center. Mr. McPherson received a Bachelor of Science Degree in business administration from Lewis & Clark College and a Master of Business of Administration from the University of Portland.

Thomas B. Perkins has served as our Vice President—U.S. Divisions since September 2003. From January 2001 to August 2003, Mr. Perkins served as the President of our Arizona distribution center. From September 1996 to December 2000, Mr. Perkins served as the President of our Spokane distribution center and from August 1993 to August 1996 served as Controller of our Los Angeles distribution center. Prior to joining Core-Mark, Mr. Perkins was a controller with Pepsi Cola Company. Mr. Perkins received a Bachelor of Science degree from Northern Arizona University. Mr. Perkins is a certified public accountant licensed in California (inactive).

COMPENSATION OF NAMED EXECUTIVES

The following table summarizes all compensation paid to our Chief Executive Officer and to our four other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 for services rendered in all capacities to us during the year ended December 31, 2005. We will refer to these executive officers as the named executive officers. The information included in this table for 2003 and for the period of January 1, 2004 to August 23, 2004, the effective date of Fleming Companies, Inc.’s reorganization, reflects compensation earned by the named executive officer for services rendered to Core-Mark as a subsidiary of Fleming Companies, Inc. at that time and such amounts do not necessarily reflect the compensation these individuals will earn as our executive officers.

Summary Compensation

	Year	Annual Compensation				Long-Term Compensation			All Other Compensation (5)(6)(7)
Name and Principal Position		Salary(1)		Bonus		Restricted Stock Units(2)(3)(4)		Securities Underlying Options (#)
J. Michael Walsh President and Chief Executive Officer	2005 2004 2003	$ $ $	435,000 451,731 401,250	$ $ $	165,843 225,000 200,000	$ $ $	472,517 279,000 —	— 100,000 —	$ $ $	7,902 8,144 1,518

James E. Wall(8) Chief Financial Officer	2005 2004 2003	$ $ $	259,615 75,000 —	$ $ $	102,309 48,416 —	$ $ $	131,251 77,500 —	— 27,778 —	$ $ $	7,463 — —

Basil P. Prokop(9) President—Canada Distribution	2005 2004 2003	$ $ $	256,899 256,954 214,625	$ $ $	113,207 135,258 123,810	$ $ $	433,136 255,750 —	— 91,667 —	$ $ $	15,650 14,923 13,870

Chris L. Walsh Senior Vice President—Sales and Marketing	2005 2004 2003	$ $ $	219,463 213,462 196,000	$ $ $	79,226 151,000 120,000	$ $ $	374,079 220,875 —	— 79,167 —	$ $ $	7,363 7,337 994

Thomas B. Perkins Vice President—U.S. Divisions	2005 2004 2003	$ $ $	189,496 183,548 142,727	$ $ $	93,738 113,238 105,000	$ $ $	288,779 170,500 —	— 61,111 —	$ $ $	6,646 6,437 6,262

(1)	Salaries in 2004 reflect the 27 pay periods that fell in fiscal 2004 versus the normal 26 pay periods.
(2)	Restricted Stock unit grants made in 2005 reflect a value of $32.201 per share, the fair value of our common stock over the initial 11th through 20th trading days on the NASDAQ National Market as provided in the Company’s 2005 Long-Term Incentive Plan and grant documentation. Pursuant to the terms of the plan, the restricted stock units vested with respect to one-third of the shares on February 1, 2006, and the remaining two-thirds of the restricted stock units vest ratably over the eight quarter period after February 1, 2006, for each consecutive quarter of service that the individual provides to the Company.
(3)	Restricted stock unit grants made in 2004 reflect a value of $15.50 per share, the fair value of our common stock underlying the restricted stock units on the date of grant as determined pursuant to the Fleming Companies, Inc.’s Plan of Reorganization. The per share value is based on valuations of Core-Mark common stock conducted in connection with Fleming Companies, Inc.’s Plan of Reorganization. Such restricted stock units were issued pursuant to our 2004 Long Term Incentive Plan. Pursuant to the terms of the plan, the restricted stock units vested with respect to one-third of the shares on August 23, 2005, and the remaining two-thirds of the restricted stock units vest ratably over the 24 month period after August 23, 2005, for each consecutive month of service that the individual provides to the Company.
(4)	The aggregate holdings and value of the shares of restricted stock units held on December 31, 2005, by the individuals reported in this column are: Mr. J. Michael Walsh, 32,674 shares/$1,042,301; Mr. Wall 9,076 shares/$289,524; Mr. Prokop, 29,951 shares/$955,437; Mr. Chris L. Walsh, 25,867 shares/$825,157; and Mr. Perkins, 19,968 shares/$636,979. The closing market price of the Company’s common stock on the NASDAQ National Market at the end of fiscal 2005 was $31.90 per share.
(5)	The figures for 2004 consist of: (i) matching contributions to our 401(k) Plan in the following amounts: $6,300 for Mr. J. Michael Walsh, $6,300 for Mr. Wall, $4,717 for Mr. Prokop, $6,300 for Mr. Chris Walsh and $5,685 for Mr. Perkins; (ii) the payment of life and other insurance premiums in the following amounts: $1,602 for Mr. J. Michael Walsh, $1,163 for Mr. Wall, $1,157 for Mr. Prokop, $1,063 for Mr. Chris Walsh and $961 for Mr. Perkins; and (iii) payment of a car allowance of $9,777 for Mr. Prokop.

(6)	The figures for 2004 consist of: (i) matching contributions to our 401(k) Plan in the following amounts: $6,500 for Mr. J. Michael Walsh, $4,293 for Mr. Prokop, $6,288 for Mr. Chris Walsh and $5,506 for Mr. Perkins; (ii) the payment of life and other insurance premiums in the following amounts: $1,644 for Mr. J. Michael Walsh, $1,157 for Mr. Prokop, $1,048 for Mr. Chris Walsh and $931 for Mr. Perkins; and (iii) payment of a car allowance of $9,473 for Mr. Prokop.
(7)	The figures for 2003 consist of: (i) matching contributions to our 401(k) Plan in the following amounts: $3,998 for Mr. Prokop, (ii) the payment of life and other insurance premiums in the following amounts: $1,518 for Mr. J. Michael Walsh, $1,051 for Mr. Prokop, $994 for Mr. Chris Walsh and $724 for Mr. Perkins; and (iii) payment of a car allowance in the following amounts: $8,821 for Mr. Prokop and $5,538 for Mr. Perkins.
(8)	Mr. Wall joined the Company on September 7, 2004. His annualized salary for 2004 was $250,0000.
(9)	Mr. Prokop receives his cash compensation in Canadian dollars. We report these amounts in the summary compensation table above in U.S. dollars based on the US/Canadian year-end exchange rate for each of 2005, 2004 and 2003 of $1.1660, $1.2034, and $1.2923.

Stock Options

None of our named executive officers received option grants during the fiscal year ended December 31, 2005.

Aggregate Option Exercises in Last Year and Year End Option Values

None of our named executive officers exercised any options to purchase our common stock in 2005. The following table provides information on the amount and value of unexercised in the money options at December 31, 2005. The following table assumes a per-share fair value equal to $31.90 as of December 31, 2005:

	Shares Acquired on Exercise (#)	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-The-Money Options at December 31, 2005(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
J. Michael Walsh	—	$—	44,444	55,556	$728,889	$911,111
James E. Wall	—	$—	12,346	15,432	$202,471	$253,088
Basil P. Prokop	—	$—	40,745	50,932	$668,223	$835,279
Chris L. Walsh	—	$—	43,982	43,982	$577,039	$721,299
Thomas B. Perkins	—	$—	27,160	33,951	$445,431	$556,789

Severance Policy

Each of our executive officers and vice presidents are entitled to certain benefits under the Core-Mark Executive Severance Policy. Pursuant to the policy, upon the officer’s involuntary termination other than for cause, gross misconduct (each as defined in the policy) or long term disability and upon our acceptance of an executed separation agreement, the officer is entitled to the following benefits based on the years of service and location of employment:

U.S. Employees

Number of Years of Service	Benefit
Less than two years	Two months of base salary
At least two years but less than five years	Four months of base salary
At least five years but less than ten years	Eight months of base salary
At least ten years but less than 20 years	12 months of base salary
More than 20 years	18 months of base salary

All payments under the severance policy are made in one lump sum at the first regularly scheduled payroll issuance following termination. In addition to above payments, such officer shall receive COBRA cost reimbursement for the same number of months of their base salary payment plus payment of a pro rated bonus for the year of their termination.

Canadian Employees. The severance benefits paid to Canadian officers are based on the applicable provincial laws.

Accelerated Option Vesting. In addition, an executive officer who has received an option grant under our 2004 Long-Term Incentive Plan may be entitled to accelerated vesting of all such options should such executive officer be terminated without cause or resign his employment with good reason.

Change of Control

Award grants made to our executive officers under our 2004 and 2005 Long-Term Incentive Plans generally entitle such officers to accelerated vesting of all of their option shares and restricted stock units in the event that we are acquired by a non-public company. In addition, if we are acquired by a public company and the executive officer is terminated without cause or resigns with good reason within one year after we are acquired, then generally all such executive officer’s unvested restricted stock units will immediately vest.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee (the “Committee”) reviews Core-Mark’s financial reporting process on behalf of the Board of Directors and reports to the Board on audit, financial and related matters. Core-Mark’s management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. PricewaterhouseCoopers LLP (the independent registered public accounting firm for fiscal year ended December 31, 2005) was responsible for performing an independent audit of the Company’s consolidated financial statements and the financial statement schedule in accordance with standards of the Public Company Accounting Oversight Board (United States) and to issue an opinion on these consolidated financial statements and the financial statement schedule. The Committee oversees these processes.

In this context, the Committee has met and held discussions with Core-Mark’s management and the independent registered public accounting firm. Management has represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Committee reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380), as amended.

In addition, the Committee discussed with the independent registered public accounting firm such auditor’s independence from the Company and its management, and the independent registered public accounting firm provided to the Committee the written disclosures and letter required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees).

The Committee discussed with the Company’s internal audit staff and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee met with the internal audit staff and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of Core-Mark’s internal controls, and the overall quality of Core-Mark’s financial reporting.

The Committee also addressed PricewaterhouseCoopers LLP’s decision not to stand for re-election as the Company’s independent registered public accounting firm upon completion of the audit and subsequent filing of the Company’s financial statements as of and for the year ended December 31, 2005 ultimately included in the Company’s Annual Report for 2005 on Form 10-K, the Company’s material weaknesses in internal control over financial reporting, and management’s remediation plan, as more fully discussed in the Company’s Form 8-K filed on March 24, 2006, as amended on April 7, 2006 and in the Company’s annual report on Form 10-K. The Committee is currently supervising and participating actively in the Company’s search for a replacement independent audit firm.

Based on the reviews and discussions with management and the independent registered public accounting firm referred to above, the Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in Core-Mark’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Stuart W. Booth, Chair

Gary F. Colter

Randolph I. Thornton

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

PricewaterhouseCoopers LLP (PwC ) served as the Company’s independent registered public accounting firm for fiscal year 2005. On March 20, 2006, PwC notified us that it declined to stand for re-election as our independent registered public accounting firm upon completion of the audit and subsequent filing of the Company’s financial statements as of and for the year ended December 31, 2005 ultimately included in the Company’s Annual Report for 2005 on Form 10-K. On April 14, 2006, we filed our Annual Report for 2005 on Form 10-K and, as of April 14, 2006, PwC was no longer our independent registered public accounting firm. The Audit Committee of our Board of Directors is currently seeking to engage a new independent registered public accounting firm. A representative of PwC will attend our Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if the representative desires to do so.

Auditor Fees

Listed below are the fees billed to Core-Mark by PwC for services rendered during fiscal years 2005 and 2004:

	2005	2004
Audit Fees(1)	$1,835,000	$2,795,463
Audit Related Fees(2)	—	—
Tax Fees(2)	—	—
All Other Fees(2)	—	—

Total	$1,835,000	$2,795,463

(1)	Audit Fees include fees associated with the annual audit of Core-Mark’s consolidated financial statements, reviews of Core-Mark’s quarterly report on Form 10-Q, and registration statements filed on Form 10. Fees for fiscal year 2004 include approximately $35,000 for services related to the Sarbanes-Oxley Act of 2002.
(2)	PwC did not provide audit-related, tax or other services during 2004 or 2005.

In addition in during 2004 Burr, Pilger & Mayer LLP (BPM) served as our independent registered public accounting firm from the beginning of the year until November. Listed below are the fees billed to Core-Mark by Burr, Pilger & Mayer LLP for services rendered during fiscal year 2004:

2004
Audit Fees(1)	$795,009
Audit Related Fees(2)	—
Tax Fees(2)	—
All Other Fees(2)	—

Total	$795,009

(1)	Audit Fees include fees associated with the annual audit of Core-Mark’s consolidated financial statements and review of Core-Mark’s registration statement filed on Form 10.
(2)	BPM did not provide audit-related, tax or other services during 2004 or 2005.

Pre-Approval of Audit and Non-Audit Services

Core-Mark’s Audit Committee is responsible for appointing Core-Mark’s independent registered public accounting firm and approving the terms of the independent registered public accounting firm’s services. The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent registered public accounting firm, as described below.

Audit Services. Under the policy, the Audit Committee is to appoint Core-Mark ‘s independent registered public accounting firm each fiscal year and pre-approve the engagement of the independent registered public accounting firm for the audit services to be provided. In addition, the Audit Committee must pre-approve any additions or modifications to such audit services.

Non-Audit Services. In accordance with the policy, the Audit Committee must pre-approve non-audit services that may be performed by the independent registered public accounting firm during the fiscal year. The Audit Committee has also delegated to the Chair of the Audit Committee the authority to approve additional non-audit services to be performed by the independent registered public accounting firm (other than services relating to the Company’s internal control over financial reporting), subject to such approval being reported to the Audit Committee at its next meeting. The Audit Committee must pre-approve any internal control related service, including any changes in the nature, scope or extent of such services.

All services performed by PwC in fiscal 2005 were pre-approved by the Audit Committee pursuant to the foregoing pre-approval policy.

Changes In And Disagreements With Accountants On Accounting and Financial Disclosure

Burr, Pilger & Mayer LLP. In connection with the reorganization of Core-Mark International, Inc. and its subsidiaries under the Fleming Plan of Reorganization, we retained Burr, Pilger & Mayer LLP as our independent registered public accounting firm. In November 2004, we replaced BPM as our independent registered public accounting firm. The reports of BPM on our financial statements for the year 2003 and for the period from January 1, 2004 through August 22, 2004 contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. There have been no disagreements with BPM on any matter of accounting principles or practices, financial statement disclosure or accounting scope or procedure, which disagreements if not resolved to the satisfaction of BPM would have caused them to make reference thereto in their report on the financial statements for such years. The decision to change accounting firms was approved by the audit committee of our board of directors. In November 2004, we engaged PricewaterhouseCoopers LLP as our new independent registered public accounting firm. The replacement of BPM by PwC was approved by our Board of Directors. We have provided BPM with a copy of the disclosure contained in this section.

PricewaterhouseCoopers LLP. On March 20, 2006, PricewaterhouseCoopers LLP notified us that it declined to stand for re-election as the our independent registered public accounting firm upon completion of the audit and subsequent filing of our financial statements as of and for the year ended December 31, 2005 ultimately included in the our Annual Report for 2005 on Form 10-K. On April 14, 2006, we filed our Annual Report for 2005 on Form 10-K and, as of April 14, 2006, PwC was no longer the Company’s independent registered public accounting firm. The Audit Committee of our Board of Directors is currently seeking to engage a new independent registered public accounting firm.

PwC ’s reports on our financial statements as of December 31, 2004 and December 31, 2005 and for the periods from August 23, 2004 to December 31, 2004 and for the year ended December 31, 2005 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle. PwC did not audit our financial statements for any period ending prior to August 23, 2004.

During the period from August 23, 2004 to December 31, 2004, the year ended December 31, 2005 and through April 14, 2006, there have been no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC would have caused them to make reference thereto in their reports on our financial statements for such periods, other than disagreements that arose in connection with PwC ’s review of our unaudited condensed consolidated financial statements as of and for the three and nine month periods ended September 30, 2005 related to (i) the accounting for loss on extinguishment of debt and (ii) the preparation of the cash flow statement with respect to changes in foreign currency exchange rates. The disagreement regarding the accounting for loss on extinguishment of debt consisted of a difference of opinion on the appropriate period within which a $2.3 million pre-tax charge associated with the termination of a credit facility was to be recorded.

Management had initially recorded the charge in the fourth quarter of 2005 when the letters of credit under the terminated credit facility expired while PwC believed the charge should have been recorded in the third quarter of 2005, the period within which the outstanding loans under the credit facility were repaid. The disagreement regarding the preparation of the cash flow statement with respect to changes in foreign currency exchange rates centered on the method for computing the effect of changes in foreign exchange rates. Under management’s method the cash flow statement was prepared using post-translated Canadian dollar balance sheet changes whereas PwC believed a Canadian dollar cash flow statement should have been prepared first and then translated into US dollars at the appropriate exchange rates. Prior to the filing of our Form 10-Q for the third quarter of 2005, each of these disagreements was resolved to the satisfaction of PwC. The Audit Committee discussed the subject matter of these disagreements with PwC. We have authorized PwC to respond fully to the inquiries of the successor independent registered public accounting firm concerning the subject matter of these disagreements.

During the period from August 23, 2004 to December 31, 2004, the year ended December 31, 2005 and through April 14, 2006, there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K) other than as set forth below.

In connection with PwC’s audit of our consolidated financial statements as of and for the year ended December 31, 2005, PwC advised us of the existence of the following deficiencies in our internal control over financial reporting, all of which the Audit Committee has determined constitute material weaknesses in our internal control over financial reporting. A “material weakness” is a significant deficiency, or combination of significant deficiencies that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

1.	The Company did not maintain an effective control environment and management did not extend the necessary rigor and commitment to disclosure controls and procedures. Specifically, elements of the Company’s finance organization were not structured with sufficient resources to ensure the consistent execution of their responsibility to provide independent and pro-active leadership in the areas of monitoring of controls, disclosure reviews and financial reporting. This material weakness contributed to the material weaknesses discussed in items 2 to 11 below.

2.	The Company did not maintain effective controls over the financial reporting process due to an insufficient complement of personnel with an appropriate level of accounting knowledge, experience and training in the application of generally accepted accounting principles (“GAAP”) commensurate with its financial reporting requirements and the complexity of the Company’s operations and transactions. Additionally, the Company did not maintain effective controls to ensure there is adequate monitoring and oversight of the work performed by accounting and financial reporting personnel to ensure the accuracy and completeness of the consolidated financial statements in accordance with GAAP. This material weakness contributed to the material weaknesses discussed in items 3 to 11 below.

3.	The Company did not maintain effective controls to ensure the accuracy of debt discount and debt issuance costs. Specifically, the Company did not maintain effective controls to ensure the timely write-off of debt discount and debt issuance costs, in accordance with GAAP. This control deficiency resulted in audit adjustments to other non-current assets, long-term debt, interest expense, and the extinguishment of debt expense in the Company’s 2005 annual consolidated financial statements and interim unaudited condensed consolidated financial statements for the third quarter of 2005.

4.	The Company did not maintain effective controls to ensure the appropriate classification and presentation of deferred stock-based compensation within stockholders’ equity. Specifically, the Company did not maintain effective controls to ensure the accurate presentation of deferred stock-based compensation as a separate component within the stockholders’ equity section of the consolidated balance sheet. This control deficiency resulted in an audit adjustment to additional paid-in capital and deferred stock-based compensation accounts in the Company’s 2005 annual consolidated financial statements and the interim unaudited condensed consolidated financial statements for the third quarter of 2005.

5.	The Company did not maintain effective controls to ensure the accurate preparation and review of the cash flow statement. Specifically, the Company did not maintain effective controls to ensure the impact of foreign currency translation, accrued fixed asset purchases and fixed asset dispositions were appropriately presented in the cash flow statement. This control deficiency resulted in audit adjustments to the cash flows related to purchases and sales of property, plant and equipment, cigarette and tobacco taxes payable, accounts payable, pension liability, accrued and other liabilities and effects of changes in foreign currency exchange in the Company’s 2005 annual consolidated financial statements and the interim unaudited condensed consolidated financial statements for the third quarter of 2005.

6.	The Company did not maintain effective controls to ensure the appropriate classification and presentation of accounts and disclosures in the consolidated financial statements. Specifically, the Company did not maintain effective controls to ensure the appropriate balance sheet classification and presentation based upon the nature of the account or balance. This control deficiency resulted in audit adjustments to cash, accounts receivable, other receivables, deposits and prepayments, other non-current assets, accounts payable, book overdrafts, cigarette and tobacco taxes payable, and operating expenses in the Company’s 2005 annual consolidated financial statements.

7.	The Company did not maintain effective controls to ensure there is adequate analysis, documentation, reconciliation, and review of accounting records and supporting data. Specifically, the Company did not maintain effective controls over the completeness and accuracy of the payroll expense and payroll accrual, and did not maintain effective controls to ensure the timely reconciliation of the payroll registers to the general ledger. Additionally, the Company did not maintain effective controls over the preparation, review, and monitoring of the accounts payable clearing account and the inventory pricing variance account to ensure the account balances were accurate and agreed to appropriate supporting calculations and documentation. This control deficiency will result in a restatement of the Company’s 2004 annual consolidated financial statements and the six month period ended June 30, 2005 unaudited condensed consolidated financial statements to correct an error in the inventory pricing variance account, as well as audit adjustments in the Company’s 2005 annual consolidated financial statements.

8.	The Company did not maintain effective controls to ensure the appropriate valuation of insurance related contracts. Specifically, the Company did not maintain effective controls to appropriately value a security deposit relating to an insurance contract. This control deficiency resulted in audit adjustments to other non-current assets, long-term claims liabilities, accrued liabilities and other income in the Company’s 2005 annual consolidated financial statements.

9.	The Company did not maintain effective controls over the recording of journal entries to account for management fee contract amendments. Specifically, effective controls were not designed and in place to ensure adequate evidence of an arrangement is provided prior to recording a journal entry for contract amendments.

10.	The Company did not maintain effective controls over the accuracy of amounts subject to estimation. Specifically, the Company did not maintain effective controls to ensure timely reconciliation of estimated vendor receivables recorded in the general ledger to actual amounts received. This control deficiency resulted in audit adjustments to other receivables, inventory, deposits and prepayments, other non-current assets, accrued liabilities, cost of sales, and operating expenses in the Company’s 2005 annual consolidated financial statements.

11.

The Company did not maintain effective controls over the accurate preparation, recording, and review of foreign exchange translation adjustments. Specifically, the Company did not maintain effective controls to address the appropriateness of the assertion that the intercompany balance was permanently invested so as to ensure that the related translation adjustments were accurately prepared and recorded in accordance with GAAP. This control deficiency will result in a restatement of the Company’s 2004 annual consolidated financial statements and the interim condensed consolidated financial statements as of and for the periods ended March 31, 2005, June 30, 2005 and September 30, 2005 as well an audit adjustment to the foreign exchange gain or loss, currency translation account, and other comprehensive income in the Company’s 2005 annual consolidated financial statements.

Each of these control deficiencies could result in a misstatement of the aforementioned account balances or disclosures that would result in a material misstatement in the annual or interim financial statements that would not be prevented or detected.

Therefore, management has determined that each of the above control deficiencies represents a material weakness.

PwC initially advised us of the control deficiencies described in paragraphs 2,3,4,5 and 7 above in connection with their review of our unaudited condensed consolidated financial statements as of and for the three and nine month periods ended September 30, 2005.

To address the material weaknesses discussed above, the Audit Committee has directed management, with the assistance of an outside consultant, to formulate an enhancement of our remediation plan initially developed to address deficiencies identified at the time of filing of our Form 10-Q for the third quarter of 2005.

The Audit Committee discussed the subject matter of these material weaknesses with PwC. We have authorized PwC to respond fully to the inquiries of the successor independent registered public accounting firm concerning the subject matter of the material weaknesses.

We have provided PwC with a copy of the disclosure contained in this section. We have authorized PwC to respond fully to the inquiries of the successor independent registered public accounting firm to be selected by the Company.

PERFORMANCE COMPARISON

The graph below presents a comparison of cumulative total return to stockholders for the two month period Core-Mark has had securities registered under the Securities Act and trading on the Over-the-Counter Market (Pink Sheets) or on the NASDAQ National Market (beginning November 7, 2005 and ending December 31, 2005) for Core-Mark, the Nasdaq Non-Financial Stocks Index, and for a peer group of companies (the Performance Peer Group).

The comparison period presented is required by applicable rules and regulations of the SEC. Cumulative total return to stockholders is measured by per share price change for the period by the share price at the beginning of the measurement period. Core-Mark’s cumulative stockholder return is based on an investment of $100 on November 7, 2005 and is compared to the cumulative total return of the Nasdaq Non-Financial Stocks Index and the weighted average performance of the Performance Peer Group over the same period with a like amount invested.

The companies composing the Performance Peer Group are Sysco Corp. (SYY), Performance Food Group Co. (PFGC) and Nash Finch Company (NAFC).

COMPARISON OF TWO MONTH CUMULATIVE TOTAL RETURN

AMONG CORE-MARK, THE NASDAQ NON-FINANCIAL STOCKS INDEX

AND THE PERFORMANCE PEER GROUP

STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Requirements for Stockholder Proposals to be Considered for Inclusion in Core-Mark’s Proxy Materials

Any proposal that a stockholder wishes to submit for inclusion in Core-Mark ‘s proxy materials for the 2007 Annual Meeting of Stockholders pursuant to and in accordance with SEC Rule 14a-8 must be received by Core-Mark not later than December 21, 2006.

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting

Core-Mark’s bylaws provide that any proposal that a stockholder wishes to propose for consideration at an annual meeting, but does not seek to include in Core-Mark’s Proxy Statement and related materials, must be received by the Company within a specified period prior to the annual meeting. Absent specific circumstances set forth in our bylaws, to be considered at the 2007 Annual Meeting such proposal must be delivered to Core-Mark no earlier than February 8, 2007 and no later than March 10, 2007. In addition, any stockholder proposal to Core-Mark must set forth the information required by Core-Mark’s bylaws with respect to each matter the shareholder proposes to bring before the annual meeting. The proxy solicited by the Board of Directors for the 2007 Annual Meeting will confer discretionary authority to vote on any proposal presented by a shareholder at the meeting that was not included in the proxy materials for such meeting.

Any stockholder proposals or notices submitted to Core-Mark in connection with the 2007 Annual Meeting should be addressed to: Director of Investor Relations, Core-Mark Holding Company, Inc., 395 Oyster Point Blvd., Suite 415, South San Francisco, California 94080.

APPENDIX A

AUDIT COMMITTEE CHARTER

This Audit Committee Charter was adopted by the Board of Directors (the “Board”) of CORE-MARK HOLDING COMPANY, INC. (the “Company”) on January 17, 2005, and effective on September 7, 2004.

This Charter is intended as a component of the flexible governance framework within which the Board, assisted by its committees, directs the affairs of the Company. While it should be interpreted in the context of all applicable laws, regulations and listing requirements, as well as in the context of the Company’s Certificate of Incorporation and By-Laws, it is not intended to establish by its own force any legally binding obligations.

I.	PURPOSES

The Audit Committee (the “Committee”) shall assist the Board of Directors (the “Board”) in fulfilling its responsibility to oversee management regarding: (i) the conduct and integrity of the Company’s financial reporting to any governmental or regulatory body, the public or other users thereof; (ii) the Company’s systems of internal accounting and financial and disclosure controls; (iii) the qualifications, engagement, compensation, independence and performance of the Company’s independent auditors, their conduct of the annual audit, and their engagement for any other services; (iv) the Company’s legal and regulatory compliance; (v) the Company’s codes of ethics as established by management and the Board; and (vi) the preparation of the audit committee report required by Securities and Exchange Commission (“SEC”) rules, as applicable, to be included in the Company’s annual proxy statement.

The Committee has the power to retain outside counsel, independent auditors or other advisors to assist it in carrying out its activities. The Company shall provide adequate resources to support the Committee’s activities, including compensation of the Committee’s counsel, independent auditors and other advisors. The Committee shall have the sole authority to retain, compensate, direct, oversee and terminate counsel, independent auditors, and other advisors hired to assist the Committee, who shall be accountable ultimately to the Committee.

II.	COMMITTEE MEMBERSHIP

The Committee shall consist of three or more members of the Board, each of whom the Board has selected and determined to be “independent” in accordance with applicable rules of the SEC and any stock exchange or over-the-counter market on which the Company’s securities are listed or quoted for trading (each, an “Exchange”). All members of the Committee shall meet the financial literacy requirements of each applicable Exchange and at least one member shall be an “audit committee financial expert” as such term is defined under applicable SEC rules. No member of the Committee may serve on the audit committee of more than three public companies, including the Company, unless the Board of Directors has determined that such simultaneous service would not impair the ability of such member to effectively serve on the Committee. Such determination shall be disclosed in the annual proxy statement.

Committee members shall continue to be members until their successors are elected and qualified or until their earlier resignation or removal. Any member may be removed by the Board, with or without cause, at any time. The Chairman of the Committee shall be appointed from among the Committee members by, and serve at the pleasure of, the Board to convene and chair meetings of the Committee, set agendas for meetings, and determine the Committee’s information needs. In the absence of the Chairman at a duly convened meeting, the Committee shall select a temporary substitute from among its members.

III.	COMMITTEE MEETINGS

The Committee shall meet on a regularly-scheduled basis at least four times per year or more frequently as circumstances dictate. The Committee shall meet at least quarterly with the internal auditor and the independent auditor in separate executive sessions to provide the opportunity for full and frank discussion without members of senior management present.

The Committee shall establish its own schedule and rules of procedure. Meetings of the Committee may be held telephonically. A majority of the members of the Committee shall constitute a quorum sufficient for the taking of any action by the Committee.

IV.	KEY RESPONSIBILITIES

The Committee’s role is one of oversight. The Company’s management is responsible for preparing the Company’s financial statements and the independent auditors are responsible for auditing those financial statements. The Committee recognizes that Company management and the independent auditors have more time, knowledge and detailed information about the Company than do Committee members. Consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditor’s work.

The following responsibilities are set forth as a guide for fulfilling the Committee’s purposes, with the understanding that the Committee’s activities may diverge as appropriate given the circumstances. The Committee is authorized to carry out these activities and other actions reasonably related to the Committee’s purposes or assigned by the Board from time to time.

The Committee may form, and delegate any of its responsibilities to, a subcommittee so long as such subcommittee is solely comprised of one or more members of the Committee.

To fulfill its purposes, the Committee shall:

A.	Supervise the Independent Audit

1.	appoint (subject to such approval by stockholders as may be mandated in the By-Laws), evaluate (taking into account opinions of management and the internal auditors and including an evaluation of the lead audit partner(s)), compensate, oversee the work of, and if appropriate terminate the independent auditor, who shall report directly to the Committee;

2.	review and approve the terms of the independent auditor’s retention, engagement and scope of the annual audit, and pre-approve any audit-related and permitted non-audit services (including the fees and terms thereof) to be provided by the independent auditor (with pre-approvals disclosed as appropriate in the Company’s periodic public filings);

3.	on an annual basis: (i) review a formal written statement from the independent auditor delineating all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard No. 1 (as modified or supplemented), actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor and take appropriate action in response to the independent auditor’s report to satisfy itself of the auditor’s independence; (ii) consider whether, in addition to assuring the regular rotation of the lead audit partner as required by law, in the interest of assuring continuing independence of the independent auditor, the Company should regularly rotate its independent auditor; and (iii) set clear hiring policies for employees or former employees of the independent auditors;

4.

review and discuss with management, the independent auditor and the internal auditor: (i) any significant findings during the year, including the status of previous audit recommendations; (ii) any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise) or any other audit problems or difficulties encountered in the course of audit work; (iii) any restrictions on the scope of activities or access to required information;

(iv) any changes required in the scope of the audit plan; (v) the audit budget and staffing; and (vi) the coordination of audit efforts in order to monitor completeness of coverage, reduction of redundant efforts, and the effective use of audit resources;

5.	review and resolve any disagreements between management and the independent auditor concerning financial reporting, or relating to any audit report or other audit, review or attest services provided by the independent auditor.

B.	Oversee Internal Audit, Internal Controls & Risk Management

1.	in forming our own views on the following, review and discuss with management and the independent auditor: (i) the adequacy of the Company’s internal and disclosure controls and procedures, (including computerized information system disclosure controls and security), including whether such controls and procedures are designed to provide reasonable assurance that transactions entered into by the Company are properly authorized, assets are safeguarded from unauthorized or improper use, and transactions by the Company are properly recorded and reported; (ii) any significant deficiencies in the design or operation of the Company’s internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data; (iii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls; and (iv) related findings and recommendations of management together with the independent auditor’s attestation report;

2.	in forming our own views on the following review and discuss with management and the independent auditor any significant risks or exposures and assess the steps management has taken to minimize such risks; and discuss with management and the independent auditor, and oversee the Company’s underlying policies with respect to, risk assessment and risk management;

3.	establish and oversee procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

C.	Oversee Financial Reporting

1.	review and discuss with management and the independent auditor: (i) all critical accounting policies and practices used by the Company; (ii) any significant changes in Company accounting policies; (iii) any material alternative accounting treatments within GAAP that have been discussed with management, including the ramifications of the use of the alternative treatments and the treatment preferred by the accounting firm; and (iv) any accounting and financial reporting proposals that may have a significant impact on the Company’s financial reports;

2.	inquire as to the independent auditor’s view of the accounting treatment related to significant new transactions or other significant matters or events not in the ordinary course of business;

3.	review and discuss with the independent auditor the matters required to be discussed with the independent auditor by: (i) Statement of Auditing Standards No. 61, including the auditor’s responsibility under generally accepted auditing standards, the significant accounting policies used by the Company, accounting estimates used by the Company and the process used by management in formulating them, any consultation with other accountants and any major issues discussed with management prior to its retention; (ii) Statement of Auditing Standards No. 90, including whether Company accounting principles as applied are conservative, moderate, or aggressive from the perspective of income, asset, and liability recognition, and whether or not those principles reflect common or minority practices; and (iii) Statement of Auditing Standards No. 100, including the review of the interim financial information of the Company and any material modifications that need to be made to the interim financial information for it to conform with GAAP;

4.	review and discuss with management and the independent auditor any material financial or non-financial arrangements that do not appear on the financial statements of the Company;

5.	review and discuss with the independent auditor: (i) any communications between the Company and the audit firm’s national office respecting significant technical auditing and accounting issues presented by the engagement; and (ii) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditors to the Company or any other material written communications between the accounting firm and management, such as any management letter or schedule of “unadjusted differences;”

6.	review the Company’s financial statements, including: (i) prior to public release, review and discuss with management and the independent auditor the Company’s annual and quarterly financial statements to be filed with the SEC (including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and any certifications regarding the financial statements or the Company’s internal accounting and financial controls and procedures and disclosure controls or procedures filed with SEC by the Company’s senior executive and financial officers), as applicable; (ii) with respect to the independent auditor’s annual audit report and certification, before release of the annual audited financial statements, meet with the independent auditor without any management member present to discuss the adequacy of the Company’s system of internal accounting and financial controls, the appropriateness of the accounting principles used and judgments made in the preparation of the Company’s audited financial statements, and the quality of the Company’s financial reports; (iii) meet separately and periodically with management, internal auditors (or other personnel responsible for the internal audit function) and the independent auditor; (iv) recommend to the Board whether to include the audited annual financial statements in any Annual Report of the Company on Form 10-K to be filed with the SEC; and (v) prior to submission to any governmental authority of any financial statements of the Company that differ from any financial statements filed by the Company with the SEC, reviewing such financial statements and any report, certification or opinion thereon provided by the independent auditor;

7.	at least annually, review a report by the independent auditor describing: (i) the firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review of the firm, or by any review, inquiry or investigation by governmental or professional authorities (including the Public Company Accounting Oversight Board), within the preceding five years, regarding one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (iii) all relationships between the independent auditor and the Company (to be set out in a formal written statement);

8.	discuss with management and the independent auditor, as appropriate, earnings press releases and financial information and earnings guidance (including non-GAAP financial measures) provided to analysts and to rating agencies, if applicable;

D.	Oversee Legal & Ethical Compliance

1.	review periodically: (i) legal and regulatory matters that may have a material impact on the Company’s financial statements; and (ii) the scope and effectiveness of compliance policies and programs;

2.	review, discuss with management and the independent auditor, and approve any transactions or courses of dealing with related parties (e.g., including significant shareholders of the Company, directors, corporate officers or other members of senior management or their family members) that are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties;

E.	Report & Self-Evaluate

1.	oversee the preparation and approve all reports required by the Committee, including the report for inclusion in the Company’s annual proxy statement, stating whether the Committee: (i) has reviewed and discussed the audited financial statements with management; (ii) has discussed with the independent auditors the matters required to be discussed by SAS Nos. 61 and 90; (iii) has received the written disclosure and letter from the independent auditors (describing their relationships with the Company) and has discussed with them their independence; and (iv) based on the review and discussions referred to above, the members of the Committee recommended to the Board that the audited financials be included in any Annual Report of the Company on Form 10-K for filing with the SEC;

2.	conduct an annual self-evaluation of the performance of the Committee, including its effectiveness and compliance with this Charter, which self-evaluation shall be undertaken in consultation with the Nominating and Corporate Governance Committee of the Board; conduct continuing director development programs as necessary or appropriate for members of the Committee;

3.	review and reassess the adequacy of this Charter annually, and recommend to the Board amendments as the Committee deems appropriate;

4.	report regularly to the Board on Committee findings and recommendations (including on any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the independent auditors or the performance of the internal audit function) and any other matters the Committee deems appropriate or the Board requests; and

5.	maintain minutes or other records of Committee meetings and activities.

DIRECTIONS TO THE

HYATT REGENCY SAN FRANCISCO AIRPORT HOTEL

Hyatt Regency San Francisco Airport Hotel

1333 Bayshore Highway

Burlingame, CA 94010

From San Francisco (15 miles) & San Francisco International Airport (2 miles):

Take 101 South. Exit Millbrae Ave. East. Turn right at stoplight onto Bayshore Hwy. Proceed through 4 stoplights. Hotel is on right.

From San Jose (32 miles):

Take 101 North. Exit Broadway toward Bayshore Blvd. Turn Left on Bayshore Highway. Hotel is on left.

CORE-MARK HOLDING COMPANY, INC.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 9, 2006 2:00pm PDT

Hyatt Regency San Francisco Airport Hotel 1333 Bayshore Highway Burlingame, CA 94010

Core-Mark Holding Company, Inc. 395 Oyster Point Blvd., Suite 415 South San Francisco, California 94080 proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 9, 2006.

By signing the proxy, you revoke all prior proxies, acknowledge receipt of the notice of shareholder’s annual meeting to be held May 9, 2006 and the proxy statement, and appoint J. Michael Walsh and Stacy Loretz-Congdon, and each of them with full power of substitution, to vote all shares of Common Stock of Core-Mark Holding Company, Inc. you are entitled to vote, either on your behalf or an entity or entities, at the Annual Meeting of Stockholders of Core-Mark, to be held on Tuesday, May 9, 2006 at 2:00pm Pacific Time, and at any adjournment or postponement thereof, with the same force and effect as if you were personally present thereat.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AS YOU SPECIFY ON THE REVERSE SIDE. IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED IN FAVOR OF ELECTING THE SEVEN NOMINEES NOTED HEREON TO THE BOARD OF DIRECTORS. IN THEIR DISCRETION, THE PROXIES APPOINTED HEREIN ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

To be signed and dated on reverse side.

See reverse side for voting instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Core-Mark Holding Company, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

Please detach here

The Board of Directors Recommends a Vote FOR the Election of Each of the Nominees Listed Below.

1. Election of directors:

01 Robert A. Allen

02 Stuart W. Booth

03 Gary F. Colter

04 L. William Krause

05 Harvey L. Tepner

06 Randolph I. Thornton

07 J. Michael Walsh

Vote FOR all nominees (except as marked)

Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF THE SEVEN NOMINEES NOTED HEREON TO THE BOARD OF DIRECTORS.

Address Change? Mark Box

Indicate changes below:

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.